Exhibit 6.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 16, 2023

To the Board of Directors of Investables Projects LLC,

We hereby consent to the inclusion of our Auditors’ Report, dated September 16, 2022, on the financial statements of Investables Projects LLC – which comprise the balance sheet as of August 4, 2022 (inception), and the related statements of income, changes in members’ equity, and cash flows for the date then ended, and the related notes to the financial statements— in the Company’s Form 1-K. We also consent to application of such report to the financial information in the Report on Form 1-K, when such financial information is read in conjunction with the financial statements referred to in our report.

Additionally, we have read the statements made by Investables Projects LLC in Form 1-K regarding the change in auditors. We agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements made in the Form 1-K.

Best,

/s/ TaxDrop LLC

TaxDrop LLC

Robbinsville, New Jersey

May 16, 2023